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                           California Microwave, Inc.
                   Computation of Per Share Earnings (Losses)
                                   Exhibit 11
                    (In thousands, except per share amounts)


                                                        Three months ended
                                                            September 30
                                                        1997            1996
                                                      --------        --------
PRIMARY - EPS:

Income from continuing operations                     $  2,312        $    990
Loss from discontinuing operations                         -            (2,863)
                                                      --------        --------
Net income (loss)                                     $  2,312        $ (1,873)
                                                      ========        ========

Average shares outstanding                              16,495          16,133

Add - Common stock equivalents of Company's
stock options using the treasury stock method              158              96
                                                      --------        --------

Average shares and equivalents - Primary                16,653          16,229
                                                      ========        ========

Shares used in primary calculations:
     Continuing operations                              16,653          16,229
     Net income (loss)                                  16,653          16,133
Income (loss) per share:
     Continuing operations                            $    .14        $    .06
     Discontinued operations                               -              (.18)
                                                      --------        --------
     Net income (loss)                                $    .14        $   (.12)
                                                      ========        ========

FULLY DILUTED - EPS:
Net income, as reported                               $  2,312        $ (1,873)

Add back interest, net of taxes                            (a)             (a)

Net income for fully diluted                          $  2,312        $ (1,873)
                                                      ========        ========

Average shares and equivalents - primary                16,653          16,133

Add- additional common stock equivalents of
the Company's stock options                                161             (a)

Add - Shares to be issued at conversion of
Convertible Debentures                                     (a)             (a)

Average shares and equivalents - Fully Diluted          16,814          16,133
                                                      ========        ========

Net income per share - Fully Diluted                  $    .14        $   (.12)
                                                      ========        ========


(a) Anti-dilutive as to convertible subordinated debentures in 1997 and 1996 and to additional option common stock equivalents in 1996.


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